UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 12B-25
NOTIFICATION OF LATE FILING

SEC File Number: 000-28417
CUSIP Number: 39746L


Check One: ?Form 10-K ? Form 20-F ? Form 11-
K ? Form 10-Q ? Form NSAR


For the period ended: September 30, 2008


					?
Transition Report on Form 10-K
					?
Transition Report on Form 20-F
					?
Transition Report on Form 11-K
					?
Transition Report on Form 10-Q
					?
Transition Report on Form NSAR

For the transition period ended: Not Applicable


READ ATTACHED INSTRUCTION SHEET
BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.


NOTHING IN THIS FORM SHALL BE
CONSTRUED TO IMPLY THAT THE
COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED
HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable


PART I - REGISTRANT INFORMATION

Full Name of
Registrant:

Global General Technologies,
Inc.



Former Name if
Applicable:

N/A



Address of
Principal
Executive Office:

10201 S Eastern Avenue, Suite
200, Henderson, Nevada 89052









PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reason described in reasonable detail in Part
III of this form could not be eliminated without
unreasonable effort or expense.    ?

(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-
K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Global General Technologies, Inc. (the "Company") could not complete the filing of its Quarterly Report on Form 10-Q for the period ended September 30, 2008 due to a delay in obtaining and compiling information required to be included in the Company's Form 10-Q, which delay could not be eliminated by the Company without unreasonable effort and expense. In accordance with Rule 12b-25 of the Securities Exchange Act of 1934, the Company will file its Form 10-Q no later than the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Joseph K.
Petter

1-877-800-4660
(Name)

(Area Code) (Telephone Number)

(2) Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of
1934 for Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
Yes ? No ?

If answer is no, identify report(s): June 30, 2008 10Q
Report

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal years will be reflected by the earning statements to be included in the subject report or portion thereof?

Yes ? No ?

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.








GLOBAL GENERAL TECHNOLOGIES, INC.
(Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2008


By: /s/ Joseph K. Petter
Name: Joseph K. Petter
Title: President, Chief Executive Officer, Secretary,
and Director


ATTENTION


INTENTIONAL MISSTATEMENTS OR
OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)